Item 6. Selected Financial Data
     The following selected financial and operating information should be read in conjunction with Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and our financial statements, including the notes thereto, included elsewhere herein.

	As of and For the Year Ended December 31,
	2005	2004	2003	2002	2001
	(Dollars in thousands except per share data)
Operating Data:
Total revenues (1)	$107,372	$82,194	$60,739	$51,920	$39,680
Total costs and expenses(1)	31,886	21,421	17,643	17,495	19,221
Net income before gain on sale of consolidated real estate interests, loss on sale of unconsolidated real estate interest, gain on sale of loan, and income from loan satisfaction	75,452	60,743	43,131	34,367	20,500
Net income from continuing operations	75,254	63,146	45,503	41,347	21,035
Net income available to common shareholders	67,951	60,878	47,164	43,505	26,914
Net income from continuing operations per common share basic	2.48	2.37	2.16	2.38	2.09
Net income per common share basic	2.59	2.49	2.24	2.50	2.68
Net income from continuing operations per common share diluted	2.46	2.36	2.15	2.36	2.07
Net income per common share diluted	2.57	2.48	2.23	2.48	2.65
Balance Sheet Data:
Total assets	1,024,585	729,498	534,555	438,851	333,166
Indebtedness secured by real estate(2)	131,032	117,165	131,839	115,166	109,559
Unsecured line of credit	240,000	—	—	—	—
Secured lines of credit	22,400	49,000	23,904	30,243	2,000
Shareholders’ equity	609,235	541,710	363,402	277,595	211,025
Other Data:
Dividends per share	$2.43	$2.40	$2.46	$2.39	$2.12

(1)	Presentation does not include revenues and costs for assets and liabilities which RAIT has classified as held for sale or as discontinued operations under Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” or SFAS No. 144.

(2)	The sum of senior indebtedness relating to loans, long-term debt secured by consolidated real estate interests and liabilities underlying consolidated real estate interest held for sale.